Exhibit 99.1

Allegheny Technologies Announces Third Quarter Results

  Sales were $697.6 million
  Net income attributable to ATI common stockholders was $1.4 million, or $0.01 per share
  Segment operating profit was $54.0 million, or 7.7% of sales
  Year-to-date gross cost reductions of $121.4 million
  Cash on hand was $826.3 million
  Net debt to total capitalization was 10.5%
  Total debt to total capitalization declined to 34%

PITTSBURGH--(BUSINESS WIRE)--October 21, 2009--Allegheny Technologies Incorporated (NYSE: ATI) reported net income for the third quarter 2009 of $1.4 million, or $0.01 per share, on sales of $697.6 million.

In the third quarter 2008, ATI reported net income of $144.1 million, or $1.45 per share, on sales of $1.39 billion.

Results for the nine months ended September 30, 2009 are a net loss including special charges of $6.1 million, or $0.06 per share, on sales of $2.24 billion. The nine months ended September 30, 2009 included non-recurring after-tax charges of $17.0 million, or $0.17 per share, related to second quarter 2009 actions to retire debt and the tax consequences of our $350 million voluntary pension contribution. Excluding special charges, results for the nine months ended September 30, 2009 were net income of $10.9 million, or $0.11 per share. For the nine months ended September 30, 2008, net income was $455.0 million, or $4.51 per share, on sales of $4.20 billion.

“Looking past the remainder of 2009, the worst appears to be behind us, and we remain confident in the intermediate and long-term growth potential of our core markets,” said L. Patrick Hassey, Chairman, President and Chief Executive Officer.

“We are having success in the marketplace by developing and expanding strategic relationships with key global customers, and we are well positioned to meet their growing needs as economic conditions improve and our core markets recover. During the third quarter, we completed several new long-term agreements (LTAs) with key global customers. We are working on several more. These LTAs provide a foundation for future growth and position ATI with deep customer relationships in our core markets.

“ATI’s financial position is strong. Cash on hand was over $826 million at the end of the third quarter, and net debt to total capitalization was 10.5%. We achieved gross cost reductions of over $121 million in the first nine months, and expect to exceed our 2009 cost reduction goal of over $150 million. Our pension plan remains fully funded.

“Our investments in unsurpassed manufacturing capabilities are progressing. Our new titanium and superalloy forging facility began operation in the third quarter and the start-up is going well. We now expect to begin production at our premium-grade titanium sponge facility before the end of 2009. By the end of October, we expect to close on the Crucible asset acquisition, which is an excellent entry point for ATI into advanced powder metal products. We now expect 2009 capital expenditures and asset acquisitions to be approximately $475 million, which includes the Crucible asset acquisition.

“For the fourth quarter 2009 short-term outlook, we are seeing some positive data points in certain markets; however, many of our customers remain cautious due to the uncertain global economy and are keeping inventories low. This uncertainty is exaggerated by recent volatility in prices of raw materials, particularly nickel, which impacts customer buying patterns from month to month and at year-end. As a result of these conditions, and expected new facility start-up and other costs, we expect ATI’s fourth quarter 2009 earnings performance to be similar to that achieved in the third quarter 2009.

“Looking ahead, we expect our operating earnings performance to improve throughout 2010 as compared to 2009. We believe 2010 to be a transition year to the next growth cycle in most of our markets, particularly the aerospace and global infrastructure markets.

“Although we expect only a modest economic recovery in 2010, we are focused on continuing to position ATI in targeted global markets. We expect to benefit greater than the recovery and growth in our core markets in 2010 and beyond by improving our position with key customers, adding new products to our unique specialty metals portfolio, improving our cost structure, maintaining our financial flexibility, and bringing on-line new world-class manufacturing capabilities.”

	Three Months Ended		Nine Months Ended
	September 30		September 30
	In Millions
	2009	2008	2009	2008
Sales	$697.6	$1,392.4	$2,239.2	$4,197.0

Net income attributable to ATI common stockholders* before special charges	$1.4	$144.1	$10.9	$455.0

Special charges	-	-	$(17.0)	-

Net income (loss) attributable to ATI common stockholders*	$1.4	$144.1	$(6.1)	$455.0

	Per Diluted Share
Net income attributable to ATI common stockholders* before special charges	$0.01	$1.45	$0.11	$4.51

Special charges	-	-	$(0.17)	-

Net income (loss) attributable to ATI common stockholders*	$0.01	$1.45	$(0.06)	$4.51

* Net income (loss) and net income (loss) per share amounts presented above are attributable to Allegheny Technologies Incorporated common stockholders. As required, in the first quarter 2009 the Company adopted changes to the financial accounting standards regarding the presentation of noncontrolling interests in consolidated financial statements. Under the provisions of this change in accounting standards, the income statement presentation has been revised to separately present consolidated net income (loss), which now includes the amounts attributable to the Company plus noncontrolling interests (minority interests), and net income (loss) attributable solely to the Company.

Third Quarter 2009 Financial Results

  Sales were $697.6 million, 50% lower than the third quarter 2008 as a result of significantly lower raw material surcharges and indices and lower shipments. Direct international sales represented 31.0% of total sales, compared to 29% for the 2008 comparable period. Compared to the third quarter 2008, sales decreased 45% in the High Performance Metals segment, 52% in the Flat-Rolled Products segment, and 54% in the Engineered Products segment.
  Segment operating profit was $54.0 million, or 7.7% of sales, compared to $251.4 million, or 18.1% of sales, for the third quarter 2008. Third quarter 2009 results were negatively affected by lower shipments and by idle facility, workforce reduction, and start-up costs of $18.9 million. These negative impacts were partially offset by a LIFO inventory valuation reserve benefit of $4.5 million. The third quarter 2009 LIFO inventory valuation reserve benefit was $22.5 million lower than the LIFO reserve benefit recognized in the second quarter 2009 due to rising raw material costs. The third quarter 2008 included a LIFO inventory valuation reserve benefit of $41.0 million.
  Net income attributable to common stockholders was $1.4 million, or $0.01 per share, compared to net income attributable to common stockholders of $144.1 million, or $1.45 per share, in the third quarter 2008.
  Cash flow from operations for the first nine months 2009 was $149.4 million which benefited from a reduction in managed working capital of $344.8 million due to lower business activity and raw material costs, partially offset by a voluntary net cash pension contribution of $241.5 million ($350 million contribution less $108.5 million federal income tax refund) in the second quarter 2009. Excluding the voluntary net cash pension contribution, cash flow from operations was $390.9 million for the first nine months 2009.
  Cash on hand at the end of the third quarter 2009 was $826.3 million, an increase of $356.4 million from year-end 2008.
  Gross cost reductions, before the effects of inflation, totaled $121.4 million company-wide in the first nine months 2009.

High Performance Metals Segment

Market Conditions

  Demand for our titanium alloys and our nickel-based alloys from the aerospace market was at significantly lower levels as the supply chain continued to adjust to aircraft production schedule pushouts and reduced demand from the aeroengine aftermarket. Shipment volumes for our titanium alloys and our nickel-based alloys declined 8% and 20%, respectively, compared to the second quarter 2009. Shipments of our exotic alloys declined 23% compared to the second quarter 2009 primarily due to timing of projects for the chemical process industry.

Third quarter 2009 compared to third quarter 2008

  Sales decreased 45% to $279.2 million. Shipments decreased 37% for both titanium and titanium alloys and nickel-based and specially alloys primarily due to lower demand from commercial aerospace market. Shipments of exotic alloys decreased 24% primarily due to the timing of projects for the chemical process industry. Average selling prices declined 23% for titanium and titanium alloys and 21% for nickel-based and specialty alloys. These average selling price decreases were primarily due to lower raw material indices as a result of lower raw material costs and a more competitive pricing environment. Average selling prices for exotic alloys increased 23% due to increased demand for certain products and a favorable product mix.
  Segment operating profit decreased to $51.3 million, or 18.4% of sales. The decrease in operating profit primarily resulted from lower base-selling prices for most products due to reduced demand and competitive pricing pressures and reduced shipments for most products. In addition, operating profit was negatively affected by approximately $11.7 million for idle facility, workforce reduction, and start-up costs. These negative impacts were partially offset by higher margins from exotic alloys and the benefits of gross cost reductions. A LIFO inventory valuation reserve benefit of $10.0 million was recognized in the 2009 third quarter. In the third quarter 2008, a LIFO inventory valuation benefit of $16.7 million was recognized.
  Results benefited from $17.7 million of gross cost reductions, bringing the first nine months 2009 gross cost reductions in this segment to $58.3 million.

Flat-Rolled Products Segment

Market Conditions

  Demand for certain high-value products, such as Precision Rolled Strip® products and nickel-based alloys, increased compared to the second quarter 2009 while demand for grain-oriented electrical steel remained at reasonably good levels. Third quarter Flat-Rolled Products segment titanium shipments including Uniti conversion were approximately 1.5 million pounds. Demand for most of our standard stainless products remained low, yet improved 7% compared to the second quarter 2009. In addition, average prices for standard stainless products increased 14% compared to the second quarter 2009 primarily due to higher base selling prices and raw material surcharges.

Third quarter 2009 compared to third quarter 2008

  Sales were $364.2 million, 52% lower than the third quarter 2008, due primarily to lower shipments and reduced raw material surcharges. Shipments of standard stainless products (sheet and plate) decreased 3% while total high-value products shipments decreased 32%. Average transaction prices for all products, which include surcharges, were 42% lower due primarily to significantly reduced raw material surcharges.
  Segment operating profit decreased to $11.3 million, or 3.1% of sales. Operating profit was negatively impacted by lower shipments and approximately $6.0 million of costs associated with idle facilities and workforce reductions. In addition, operating profit was negatively affected by a $6.8 million charge to adjust the LIFO inventory valuation reserve as a result of rising raw material costs. This segment recognized a $26.1 million benefit in both the first and second quarters 2009. The third quarter 2008 included a LIFO inventory valuation reserve benefit of $25.1 million.
  Results benefited from $25.5 million in gross cost reductions, bringing the first nine months 2009 gross cost reductions in this segment to $53.5 million.

Engineered Products Segment

Market Conditions

  Demand for our tungsten and tungsten carbide products, forged products, and cast products remained weak. Demand for our precision finishing business was good.

Third quarter 2009 compared to third quarter 2008

  Sales were $54.2 million, 54% lower than the third quarter 2008.
  Segment operating results was a loss of $8.6 million primarily due to significantly lower shipments, reduced selling prices, and costs associated with workforce reductions and idle facilities, partially offset by a $1.3 million LIFO benefit and the benefits of gross cost reductions. The third quarter 2008 included a LIFO inventory valuation reserve charge of $0.8 million.
  Results benefited from $4.0 million of gross cost reductions, bringing the 2009 first nine month gross cost reductions in this segment to $9.6 million.

Other Expenses

  Corporate expenses for the third quarter 2009 were $15.7 million, compared to $13.4 million in the year-ago period. This increase was primarily due to expenses associated with performance-based incentive compensation programs.
  Interest expense, net of interest income, was $8.1 million, compared to $1.7 million in the third quarter 2008. The increase in interest expense was due to debt issuances completed in the second quarter 2009.
  In June 2009, we completed the issuance of $350 million of new 9.375% 10-year Senior Notes and a tender offer for our existing $300 million 8.375% Notes due in 2011. As a result of the tender offer, in June 2009 we retired $183.3 million of the 2011 Notes, which resulted in a special charge for debt extinguishment of $9.2 million pre-tax, or $5.5 million after-tax, in the second quarter 2009.

Retirement Benefit Expense

  Retirement benefit expense, which includes pension expense and other postretirement expense, increased to $25.5 million in the third quarter 2009, compared to $2.5 million in the third quarter 2008. This increase is primarily a result of lower returns on plan assets in 2008 partially offset by the positive benefits of voluntary pension contributions made over the last several years.
  Retirement benefit expense of $25.5 million in the third quarter 2009 improved from $33.4 million in the second quarter 2009. This improvement resulted from a $350 million voluntary cash contribution to our U.S. defined pension benefit pension plan which significantly improved the plan’s funded position.
  For the third quarter 2009, retirement benefit expense of $15.9 million was included in cost of sales and $9.6 million was included in selling and administrative expenses. For the third quarter 2008, the amount of retirement benefit expense included in cost of sales was $1.6 million, and the amount included in selling and administrative expenses was $0.9 million.

Income Taxes

  Third quarter 2009 income taxes were a benefit of $1.4 million. This resulted from an effective tax rate of 39.6% reduced by an income tax benefit of $2.4 million for adjustment of taxes paid in a prior year. Third quarter 2008 included an income tax provision of $83.9 million, or 36.3% of income before tax.
  The provision for income taxes for the first nine months of 2009 included a non-recurring charge of $11.5 million recognized in the second quarter 2009 primarily associated with the tax consequences of the June 2009 $350 million voluntary cash contribution to our pension plan.

Cash Flow, Working Capital and Debt

  Cash on hand was $826.3 million at the end of the third quarter 2009, an increase of $356.4 million from year-end 2008.
  Cash flow from operations during the first nine months 2009 was $149.4 million including the voluntary net cash contribution in the second quarter 2009 to the Company’s U.S. defined benefit pension plan. Excluding the $350.0 million voluntary cash pension contribution and the associated $108.5 million U.S. Federal income tax refund, cash flow from operations for the first nine months of 2009 was $390.9 million.
  Managed working capital was reduced by $344.8 million in the first nine months 2009 primarily as a result of lower business activity and raw material costs. The reduction in managed working capital resulted from a $115.3 million decrease in accounts receivable, a $224.2 million decrease in inventory, and a $5.3 million increase in accounts payable.
  At September 30, 2009, managed working capital was 35.0% of annualized sales, compared to 35.2% of annualized sales at year-end 2008. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $302.6 million in the first nine months 2009 and consisted primarily of capital expenditures.
  Cash provided by financing activities was $509.6 million in the first nine months 2009 primarily due to receipt of $734.4 million of net proceeds from the second quarter 2009 debt issuances, partially offset by debt retirements of $189.4 million and dividend payments of $35.3 million.
  Net debt as a percentage of total capitalization was 10.5% at the end of the third quarter 2009, compared to 2.0% at the end of 2008. Total debt to total capital was 34.0% at September 30, 2009, compared to 20.7% at the end of 2008.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

New Accounting Pronouncement Adopted in 2009

  As required, in the first quarter 2009, we adopted changes to the financial accounting standards related to the presentation of noncontrolling interests in consolidated financial statements. Early adoption of this change in accounting standards was prohibited. The new accounting standard changes the classification of noncontrolling (minority) interests on the balance sheet and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under the new standard, net income encompasses the total income before minority interest expense or benefit. The income statement includes separate disclosure of the attribution of income or loss between the controlling and noncontrolling interests. Increases and decreases in the noncontrolling ownership interest amount are accounted for as equity transactions. As a result of adopting the new standard, the balance sheet and the income statement have been recast retrospectively for the presentation of noncontrolling (minority) interest in our STAL joint venture.

Allegheny Technologies will conduct a conference call with investors and analysts on October 21, 2009, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including credit market conditions and related issues, and global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, chemical process industry, oil and gas, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2008, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.3 billion during 2008. ATI has approximately 8,500 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations (a)
(Unaudited, dollars in millions, except per share amounts)

		Three Months Ended		Nine Months Ended
		September 30		September 30
		2009	2008	2009	2008

	Sales	$697.6	$1,392.4	$2,239.2	$4,197.0
	Costs and expenses:
	Cost of sales	603.5	1,085.8	1,989.2	3,267.5
	Selling and administrative expenses	83.7	74.3	228.9	223.7
	Income before interest, other income and income taxes	10.4	232.3	21.1	705.8
	Interest expense, net	(8.1)	(1.7)	(9.3)	(2.8)
	Debt extinguishment costs	0.0	0.0	(9.2)	0.0
	Other income, net	0.3	0.4	0.3	2.0
	Income before income tax provision (benefit)	2.6	231.0	2.9	705.0
	Income tax provision (benefit)	(1.4)	83.9	5.3	243.0

	Net income (loss)	4.0	147.1	(2.4)	462.0

Less:	Net income attributable to
	noncontrolling interests	2.6	3.0	3.7	7.0

	Net income (loss) attributable to ATI	$1.4	$144.1	$(6.1)	$455.0

	Basic net income (loss) per common share
	attributable to ATI common stockholders	$0.01	$1.46	$(0.06)	$4.54

	Diluted net income (loss) per common share
	attributable to ATI common stockholders	$0.01	$1.45	$(0.06)	$4.51

	Weighted average common shares
	outstanding -- basic (millions)	97.2	99.0	97.2	100.2

	Weighted average common shares
	outstanding -- diluted (millions)	98.0	99.7	97.2	100.9

	Actual common shares outstanding--
	end of period (millions)	98.1	97.3	98.1	97.3

(a)

On January 1, 2009, ATI adopted changes issued by the Financial Accounting Standards Board to consolidation accounting and reporting. These changes, among others, required that minority interests be renamed noncontrolling interests, and the statement of operations presentation has been revised to separately present consolidated net income (loss), which now includes the amounts attributable to the Company plus noncontrolling interests (minority interests) and net income (loss) attributable solely to the Company, for all periods presented.

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008
Sales:
High Performance Metals	$279.2	$510.2	$987.6	$1,495.7
Flat-Rolled Products	364.2	764.6	1,077.6	2,345.6
Engineered Products	54.2	117.6	174.0	355.7

Total External Sales	$697.6	$1,392.4	$2,239.2	$4,197.0

Operating Profit (Loss):

High Performance Metals	$51.3	$139.6	$146.6	$421.8
% of Sales	18.4%	27.4%	14.8%	28.2%

Flat-Rolled Products	11.3	105.7	41.3	322.2
% of Sales	3.1%	13.8%	3.8%	13.7%

Engineered Products	(8.6)	6.1	(24.1)	22.8
% of Sales	-15.9%	5.2%	-13.9%	6.4%

Operating Profit	54.0	251.4	163.8	766.8
% of Sales	7.7%	18.1%	7.3%	18.3%

Corporate expenses	(15.7)	(13.4)	(38.7)	(46.5)

Interest expense, net	(8.1)	(1.7)	(9.3)	(2.8)

Debt extinguishment costs	0.0	0.0	(9.2)	0.0

Other expense, net of gains on asset sales
	(2.1)	(2.8)	(7.5)	(6.7)

Retirement benefit expense	(25.5)	(2.5)	(96.2)	(5.8)

Income before income taxes
	$2.6	$231.0	$2.9	$705.0

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets (a)
(Current period unaudited--Dollars in millions)

	September 30,	December 31,
	2009	2008
ASSETS

Current Assets:
Cash and cash equivalents	$826.3	$469.9
Accounts receivable, net of allowances for doubtful accounts of $6.3 at both September 30, 2009 and December 31, 2008

	415.8	530.5
Inventories, net	737.3	887.6
Prepaid expenses and other current assets
	67.7	41.4
Total Current Assets	2,047.1	1,929.4

Property, plant and equipment, net	1,852.5	1,633.6
Cost in excess of net assets acquired	196.3	190.9
Prepaid pension asset	124.7	0.0
Deferred income taxes	20.6	281.6
Other assets	138.8	134.9

Total Assets	$4,380.0	$4,170.4

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$283.0	$278.5
Accrued liabilities	278.6	322.0
Deferred income taxes	0.3	78.2
Short term debt and current portion of long-term debt
	20.2	15.2
Total Current Liabilities	582.1	693.9

Long-term debt	1,050.4	494.6
Accrued postretirement benefits	444.4	446.9
Pension liabilities	33.6	378.2
Other long-term liabilities	116.0	127.8
Total Liabilities	2,226.5	2,141.4

Total ATI stockholders' equity	2,078.7	1,957.4
Noncontrolling interests	74.8	71.6
Total Equity	2,153.5	2,029.0

Total Liabilities and Equity	$4,380.0	$4,170.4

(a)

On January 1, 2009, ATI adopted changes issued by the Financial Accounting Standards Board to consolidation accounting and reporting. These changes, among others, required that noncontrolling interests, formerly termed minority interests, be considered a component of equity for all periods presented. Noncontrolling interests were previously classified within other long-term liabilities.

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)

	Nine Months Ended
	September 30
	2009	2008

Operating Activities:

Net income (loss)	$(2.4)	$462.0

Depreciation and amortization	96.6	86.7
Deferred taxes	95.5	64.5
Change in managed working capital	344.8	(185.2)
Pension contribution	(350.0)	0.0
Change in retirement benefits	60.2	(16.7)
Accrued liabilities and other	(95.3)	(66.7)
Cash provided by operating activities	149.4	344.6
Investing Activities:
Purchases of property, plant and equipment	(308.1)	(365.1)
Asset disposals and other	5.5	1.3
Cash used in investing activities	(302.6)	(363.8)
Financing Activities:
Borrowings on long-term debt	752.5	0.0
Payments on long-term debt and capital leases	(194.5)	(14.8)
Net borrowings under credit facilities	5.1	2.6
Debt issuance costs	(18.1)	0.0
Dividends paid to shareholders	(35.3)	(54.1)
Dividends paid to noncontrolling interests	(0.8)	0.0
Exercises of stock options	0.5	1.1
Taxes on share-based compensation	0.2	(24.5)
Purchase of treasury stock	0.0	(241.8)
Cash provided by (used in) financing activities	509.6	(331.5)
Increase (decrease) in cash and cash equivalents	356.4	(350.7)
Cash and cash equivalents at beginning of period	469.9	623.3
Cash and cash equivalents at end of period	$826.3	$272.6

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
Volume:	2009	2008	2009	2008
High Performance Metals (000's lbs.)
Titanium mill products	5,488	8,707	18,386	25,184
Nickel-based and specialty alloys	6,511	10,365	24,652	31,395
Exotic alloys	1,038	1,365	3,674	4,194

Flat-Rolled Products (000's lbs.)
High value	90,602	133,322	268,720	386,113
Standard	126,911	130,888	346,696	481,372
Flat-Rolled Products total	217,513	264,210	615,416	867,485

Average Prices:
High Performance Metals (per lb.)
Titanium mill products	$20.08	$25.95	$21.38	$25.93
Nickel-based and specialty alloys	$14.87	$18.82	$14.21	$18.55
Exotic alloys	$61.61	$49.91	$58.85	$47.74

Flat-Rolled Products (per lb.)
High value	$2.33	$3.44	$2.46	$3.29
Standard	$1.18	$2.27	$1.14	$2.18
Flat-Rolled Products combined average	$1.66	$2.86	$1.71	$2.68

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

	September 30,	December 31,
	2009	2008

Accounts receivable	$415.8	$530.5
Inventory	737.3	887.6
Accounts payable	(283.0)	(278.5)
Subtotal	870.1	1,139.6

Allowance for doubtful accounts	6.3	6.3
LIFO reserve	146.6	205.6
Corporate and other	43.9	60.2
Managed working capital	$1,066.9	$1,411.7

Annualized prior 2 months sales
	$3,051.7	$4,008.0

Managed working capital as a % of annualized sales
	35.0%	35.2%

September 30, 2009 change in managed working capital
	$(344.8)

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited - Dollars in millions)

	September 30,	December 31,
	2009	2008

Total debt	$1,070.6	$509.8
Less: Cash	(826.3)	(469.9)
Net debt	$244.3	$39.9

Net debt	$244.3	$39.9
Total ATI stockholders' equity	2,078.7	1,957.4
Net ATI capital	$2,323.0	$1,997.3

Net debt to ATI capital	10.5%	2.0%

Total debt	$1,070.6	$509.8
Total ATI stockholders' equity	2,078.7	1,957.4
Total ATI capital	$3,149.3	$2,467.2

Total debt to total ATI capital	34.0%	20.7%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004